FOR IMMEDIATE RELEASE

For information, contact:

Chris Sullivan

Chief Financial Officer

Pegasystems Inc.

(617) 866-6020

chris.sullivan@pega.com

Beth Lewis

Director, Public and Investor Relations

Pegasystems Inc.

(617) 866-6077

beth.lewis@pega.com

Pegasystems Extends Share Repurchase Program

CAMBRIDGE, Mass., August 18, 2005 -- Pegasystems Inc. (Nasdaq: PEGA), a leading provider of smart business process management (BPM) software, today announced that its Board of Directors has authorized an extension of Pegasystems' previously announced share repurchase program. The authorization extends the expiration date of the share repurchase program from September 30, 2005 to June 30, 2006. The authorization amount of $10 million remains unchanged. As of June 30, 2005 the company had repurchased 409,121 shares at an average price of $5.75 for a total of approximately $2.4 million, leaving approximately $7.6 million available.

At the company's discretion, the purchases will be made from time to time on the open market or in privately negotiated transactions. Under the program, shares may be repurchased in such amounts as market conditions warrant, subject to regulatory and other considerations. The repurchase program will continue to be funded using the company's working capital. As of June 30, 2005, Pegasystems had cash and short-term investments available of approximately $109.8 million.

About Pegasystems

Pegasystems Inc. (Nasdaq: PEGA) provides software to automate complex, changing business processes.  Our Business Process Management (BPM) solutions provide organizations with the agility critical to managing growth, productivity and compliance. Our solution unifies pure-play BPM software with a sophisticated Business Rules Engine to drive business effectiveness.  This patented technology enables organizations to "build for change" and overcome the execution gap that occurs as evolving business objectives outpace the ability of business systems to respond.

Pegasystems' BPM suite offers standards-based technology built in a rapid-solution development environment.  Our BPM solution combines the capability to solve a full range of business process challenges with the opportunity to leverage existing technology investments.  By enabling business process responsiveness, Pegasystems makes it easier for people and systems to work together.

Pegasystems' award-winning BPM suite is complemented with best-practice solution frameworks based on more than 20 years of experience helping Fortune 500 and other leading corporations in the financial services, insurance, healthcare, manufacturing and government markets.

Headquartered in Cambridge, MA, Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.